Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System, Inc. Reports

Fourth Quarter And Full Year 2022 Results

SYRACUSE, N.Y. — January 24, 2023 — Community Bank System, Inc. (the “Company”) (NYSE: CBU) reported fourth quarter 2022 net income of $52.5 million, or $0.97 per fully-diluted share. This compares to $43.6 million of net income, or $0.80 per fully-diluted share for the fourth quarter of 2021. The $0.17, or 21.3%, increase in earnings per share was primarily attributable to an increase in net interest income and a decrease in fully-diluted average shares outstanding, offset, in part, by higher operating expenses, lower noninterest revenues and increases in the provision for credit losses and income taxes. The increase in net interest income was due primarily to an increase in the yield on earning assets and a significant increase in average loan balances, offset, in part, by higher funding costs. The decrease in noninterest revenues was due to lower financial services noninterest revenues that were reflective of the impact that lower financial market valuations had on the Company’s wealth management and employee benefit services businesses, which were partially offset by higher banking noninterest revenues.

Operating earnings per fully-diluted share, a non-GAAP measure, which excludes acquisition expenses, acquisition-related provision for credit losses, acquisition-related contingent consideration adjustments, unrealized gain (loss) on equity securities and litigation accrual, net of tax, was $0.96 for the fourth quarter of 2022, as compared to $0.81 for the fourth quarter of 2021. Comparatively, fully-diluted GAAP and non-GAAP operating earnings per share were both $0.90 for the linked third quarter of 2022. The improvements in GAAP and non-GAAP operating earnings per share on a linked quarter basis were driven by an increase in net interest income, a decrease in the provision for credit losses and lower operating expenses, partially offset by a decrease in noninterest revenues and higher income taxes.

Adjusted pre-tax, pre-provision net revenue per share, a non-GAAP measure, which excludes income taxes, the provision for credit losses, acquisition-related provision for credit losses, acquisition expenses, acquisition-related contingent consideration adjustments, unrealized gain (loss) on equity securities and litigation accrual from net income, was up $0.20, or 18.3%, from $1.09 in the fourth quarter of 2021 to $1.29 in the fourth quarter of 2022. Comparatively, the Company recorded adjusted pre-tax, pre-provision net revenue per share of $1.25 in the third quarter of 2022.

Full year 2022 diluted earnings per share was $3.46, a decrease of $0.02, or 0.6%, from $3.48 in 2021. Full year 2022 diluted operating earnings per share (non-GAAP) of $3.58 were $0.09, or 2.6%, higher than the $3.49 of operating earnings per share generated in 2021.

2022 Performance Highlights:

❖	GAAP EPS

•	$0.97 per share for the fourth quarter of 2022, compared to $0.80 per share for the fourth quarter of 2021

•	$3.46 per share for full year 2022, down $0.02, or 0.6%, from $3.48 per share for full year 2021

❖	Operating Diluted EPS (non-GAAP)

•	$0.96 per share for the fourth quarter of 2022, compared to $0.81 for the fourth quarter of 2021

•	$3.58 per share for full year 2022, up $0.09, or 2.6%, from $3.49 per share for full year 2021

❖	Adjusted Pre-Tax, Pre-Provision Net Revenue Per Share (non-GAAP)

•	$1.29 per share for the fourth quarter of 2022, up $0.20, or 18.3%, from $1.09 per share for the fourth quarter of 2021

•	$4.78 per share for full year 2022, up $0.50, or 11.7%, from $4.28 per share for full year 2021

❖	Return on Assets

•	1.33% for the fourth quarter of 2022, compared to 1.12% for the fourth quarter of 2021

•	1.21% for full year 2022, compared to 1.28% for full year 2021

❖	Return on Equity

•	14.12% for the fourth quarter of 2022, compared to 8.30% for the fourth quarter of 2021

•	10.85% for full year 2022, compared to 9.19% for full year 2021

❖	Return on Tangible Equity (non-GAAP)

•	33.73% for the fourth quarter of 2022, compared to 13.71% for the fourth quarter of 2021

•	21.18% for full year 2022, compared to 15.13% for full year 2021

❖	Total Deposit Funding Costs

•	0.18% for the fourth quarter of 2022, up from 0.08% for the fourth quarter of 2021

•	0.11% for full year 2022, up from 0.09% for full year 2021

❖	Loan Net Charge-Offs

•	0.09% annualized for the fourth quarter of 2022 and fourth quarter of 2021

•	0.04% for full year 2022 and full year 2021

❖	Loan Growth

•	$265.8 million, or 3.1%, during the fourth quarter

•	$1.44 billion, or 19.5%, for full year 2022

•	$1.08 billion, or 14.9%, for full year 2022, excluding loans acquired during the year and Paycheck Protection Program (“PPP”) loans

❖	Noninterest Revenues

•	$258.7 million for the full year of 2022, up from $246.2 million for the full year of 2021

•	38.1% of total revenues for full year 2022, compared to 39.7% for full year 2021

❖	Regulatory Capital

•	8.79% Tier 1 leverage ratio, up one basis point in the quarter and down 30 basis points in the year

“Community Bank System, Inc. posted strong fourth quarter 2022 results with GAAP earnings per share of $0.97 that were up $0.17, or 21.3%, over the prior year’s fourth quarter GAAP earnings per share. Similarly, fourth quarter 2022 operating earnings per share (non-GAAP) of $0.96 were up $0.15, or 18.5%, over the prior year’s fourth quarter. In addition, adjusted pre-tax, pre-provision net revenue per share (non-GAAP) of $1.29, which was a new quarterly record for the Company, was up $0.20, or 18.3%, over the prior year and $0.04, or 3.2%, over the linked third quarter results,” said Mark E. Tryniski, President and CEO. “Total revenues were meaningfully higher than the prior year’s fourth quarter due to the continued improvements in net interest income driven by strong loan growth in the fourth quarter and throughout 2022. The combination of strong organic loan growth, the Elmira Savings Bank (“Elmira”) acquisition in the second quarter, relatively stable deposit costs and higher market interest rates contributing to higher yields being earned on new loan originations and existing variable rate loans drove a $16.5 million, or 17.2%, increase in net interest income over the prior year’s fourth quarter. The Company’s fully tax-equivalent net interest margin was up 28 basis points from the prior year’s fourth quarter, but down one basis point as compared to the linked third quarter fully tax-equivalent net interest margin of 3.03% due to higher funding costs. During the fourth quarter, the Company’s average total deposits decreased $154.4 million, or 1.2%, consistent with industry expectations, while average overnight borrowings increased from $189.0 million in the linked third quarter to $504.1 million in the fourth quarter. We anticipate receiving approximately $600 million in investment securities principal cash flows during 2023, which are expected to be used to pay down overnight borrowings or redeployed into new loans.”

Mr. Tryniski continued, “Although asset quality remains strong, the Company recorded $2.8 million in the provision for credit losses in the fourth quarter due to strong loan growth and continued weakening of the economic forecast. Comparatively, the Company recorded $5.1 million in the provision for credit losses in the linked third quarter and $2.2 million in the provision for credit losses in the fourth quarter of 2021. The Company’s net charge-offs were $2.1 million in the fourth quarter, or nine basis points annualized. Nonperforming loans as a percentage of total loans of 0.38% remained consistent with the third quarter, but was 24 basis points lower than the prior year’s fourth quarter ratio of 0.62%. The Company remains encouraged with the near term outlook for our business in spite of a less favorable outlook for certain components of the national economy. Regulatory capital levels remain strong and the commercial loan pipeline remains healthy. In addition, there continues to be an ample amount of new business opportunities for our financial services businesses.”

The Company recorded total revenues of $175.9 million in the fourth quarter of 2022, an increase of $16.2 million, or 10.2%, over the prior year’s fourth quarter. The increase in total revenues between the periods was driven by a $16.5 million, or 17.2%, increase in net interest income and a $2.9 million, or 18.0%, increase in deposit service and other banking fees, offset, in part, by a $1.3 million, or 7.5%, decrease in wealth management and insurance services revenues, a $1.4 million, or 4.5%, decrease in employee benefit services revenues and a $0.5 million decline in mortgage banking revenues. Comparatively, total revenues were up $0.3 million, or 0.2%, from third quarter 2022 results, due to a $1.8 million, or 1.7%, increase in net interest income, a $1.1 million, or 4.1%, increase in employee benefit services revenues and a $0.9 million, or 4.7%, increase in deposit service and other banking fees, partially offset by a $3.1 million, or 16.7%, decrease in wealth management and insurance services revenues and a $0.4 million decline in mortgage banking revenues.

The Company recorded net interest income of $112.2 million in the fourth quarter of 2022. This compares to $95.7 million of net interest income recorded in the fourth quarter of 2021. Between comparable periods, the combination of growth in interest-earning assets and the expansion of the net interest margin drove a $16.5 million, or 17.2%, increase in net interest income. The Company’s average interest-earning assets increased $905.5 million, or 6.5%, while the tax equivalent net interest margin increased 28 basis points from 2.74% in the fourth quarter of 2021 to 3.02% in the fourth quarter of 2022. The tax equivalent yield on average interest-earning assets in the fourth quarter of 2022 of 3.34% was 51 basis points higher than the tax equivalent yield on average interest-earning assets of 2.83% in the fourth quarter of 2021. Comparatively, the Company recorded net interest income of $110.4 million during the third quarter of 2022, $1.8 million less than fourth quarter 2022 results, while the tax equivalent net interest margin was 3.03%, or one basis point higher.

Interest income and fees on loans increased $19.3 million, or 25.0%, from $76.9 million in the fourth quarter of 2021 to $96.2 million in the fourth quarter of 2022. Average total loans outstanding increased $1.41 billion, or 19.3%, between the comparable quarterly periods, while the tax equivalent loan yield increased 20 basis points from 4.19% in the fourth quarter of 2021 to 4.39% in the fourth quarter of 2022, in spite of a $3.5 million decrease in PPP-related interest income from $3.6 million in the prior year’s fourth quarter to $0.1 million in the fourth quarter of 2022. The increase in the tax equivalent loan yields between the periods was due to market-related increases in interest rates on new loans, a significant increase in variable and adjustable rate loan yields driven by rising market interest rates, including the prime rate, and a high level of new loan originations. Comparatively, the Company recorded $88.4 million of interest income and fees on loans during the third quarter of 2022, including $0.5 million of PPP-related interest income, while the average tax equivalent yield on loans was 4.22%.

Interest income on investments, including cash equivalents, increased $6.0 million, or 27.5%, between the fourth quarter of 2021 and the fourth quarter of 2022. The increase in interest income on investments was driven primarily by a change in market interest rates and the proportion of investments and interest-earning cash equivalents. Since the end of the fourth quarter of 2021, the Company invested over $1.3 billion of cash equivalents that were earning a low yield into higher yield investment securities, which resulted in the tax-equivalent yield on investments, including cash equivalents, rising from 1.34% in the fourth quarter of 2021 to 1.85% in the fourth quarter of 2022. The average book value of investment securities increased $1.29 billion, or 26.5%, between the comparable periods, while the average balance of cash equivalents decreased $1.79 billion. The average tax equivalent yield on the investment securities portfolio, excluding cash equivalents, increased seven basis points from 1.78% in the fourth quarter of 2021 to 1.85% in the fourth quarter of 2022, while the average yield on cash equivalents increased 268 basis points from 0.15% to 2.83%. Although the tax equivalent average yield on the investment securities portfolio increased seven basis points between the periods, the tax equivalent average yield on investments, including cash equivalents, increased 51 basis points due to the large increase in the average outstanding balance of investment securities with a significantly higher yield than cash equivalents had in the prior year. Interest income on investments, including cash equivalents, increased $0.4 million, from $27.4 million in the third quarter to $27.8 million in the fourth quarter due primarily to an increase in the tax equivalent average yield on investments between the periods.

Interest expense increased from $3.0 million in the fourth quarter of 2021 to $11.8 million in the fourth quarter of 2022, an $8.8 million increase between the periods. The increase in interest expense was driven by a $650.5 million, or 7.1%, increase in average interest-bearing liabilities between the periods, and a 34 basis point increase in the cost of interest-bearing liabilities, from 0.13% in the fourth quarter of 2021 to 0.47% in the fourth quarter of 2022. This included a $5.6 million increase in interest expense on borrowings due to both a $564.6 million increase in average borrowings and an increase in the average rate on borrowings from 0.32% in the fourth quarter of 2021 to 2.63% in the fourth quarter of 2022. Average interest-bearing deposit balances also increased $85.9 million, or 1.0%, between the periods, and the average interest-bearing deposit cost of funds increased 14 basis points, from 0.12% in the fourth quarter of 2021 to 0.26% in the fourth quarter of 2022, driving a $3.2 million increase in interest expense on deposits. The Company’s average cost of funds was up 24 basis points, from 0.09% in the fourth quarter of 2021 to 0.33% in the fourth quarter of 2022, while the average cost of total deposits remained low at 0.18% for the quarter.

During the fourth quarter of 2022, the Company recorded a provision for credit losses of $2.8 million driven by a $265.8 million increase in loans outstanding combined with a weaker economic forecast. Comparatively, the Company recorded a provision for credit losses of $2.2 million during the fourth quarter of 2021 when economic forecasts were generally stable and non-PPP loans outstanding increased $165.3 million during that quarter. During the third quarter of 2022, the Company recorded a provision for credit losses of $5.1 million, due in part to a $410.9 million increase in non-PPP loans outstanding, combined with a weaker economic forecast during that quarter. Exclusive of $3.9 million in acquisition-related provision for credit losses due to the Elmira acquisition, the Company recorded a provision for credit losses of $10.8 million for full year 2022 as compared to an $8.8 million net benefit in the provision for credit losses during the full year of 2021. The full year 2022 provision for credit losses was reflective of a $1.52 billion increase in non-PPP loans outstanding, while the full year 2021 net benefit in the provision for credit losses was reflective of the release of reserves in the first three quarters of 2021 as the economic outlook and the loan portfolio’s asset quality profile both steadily improved during that period.

Employee benefit services revenues for the fourth quarter of 2022 were $29.0 million, down $1.4 million, or 4.5%, in comparison to the fourth quarter of 2021. The decline in revenues was driven by decreases in employee benefit trust and custodial fees, reflecting the impact from market-related headwinds. Wealth management services revenues for the fourth quarter of 2022 were $7.4 million, down from $8.5 million in the fourth quarter of 2021. The $1.1 million, or 13.0%, decrease in wealth management services revenues was primarily driven by more challenging investment market conditions. The Company recorded insurance services revenues of $8.3 million in the fourth quarter of 2022, which represents a $0.2 million, or 1.9%, decrease versus the prior year’s fourth quarter. Banking noninterest revenues increased $2.4 million, or 14.5%, from $16.6 million in the fourth quarter of 2021 to $19.0 million in the fourth quarter of 2022. This was driven by a $2.9 million, or 18.0%, increase in deposit service and other banking fees that benefitted from the continued post-pandemic recovery of economic activity, as well as incremental revenues from the Elmira acquisition, offset, in part, by a $0.5 million decrease in mortgage banking revenues. Comparatively, the Company recorded $27.9 million of employee benefit services revenues, $7.5 million of wealth management services revenues and $11.3 million of insurance services revenues during the third quarter of 2022, which on a combined basis were $2.0 million higher than the financial services revenues generated in the fourth quarter of 2022. Third quarter 2022 banking noninterest revenues were $18.5 million, $0.5 million, or 2.5%, lower than fourth quarter 2022 banking noninterest revenues.

The Company recorded $105.9 million in total operating expenses in the fourth quarter of 2022, compared to $100.9 million of total operating expenses in the prior year’s fourth quarter. The $4.9 million, or 4.9%, increase in operating expenses was attributable to a $3.4 million, or 31.7%, increase in other expenses, a $1.0 million, or 1.6%, increase in salaries and employee benefits, a $0.9 million, or 8.9%, increase in occupancy and equipment expenses and a $0.7 million, or 5.9%, increase in data processing and communications expenses, partially offset by a $1.1 million decrease in acquisition-related expenses. Other expenses were up due to the general post-pandemic increase in the level of business activities, including increases in business development and marketing expenses, legal and professional fees, insurance and travel-related expenses, along with incremental expenses associated with operating an expanded franchise subsequent to the Elmira acquisition. The increase in salaries and benefits expense was driven by increases in merit-related employee wages, acquisition-related additions to staffing and higher payroll taxes, partially offset by lower employee benefit-related expenses. The increase in occupancy and equipment expense was driven by inflationary pressures, partially offset by branch office consolidations between the periods. The increase in data processing and communications expenses was due to the Company’s continued investment in customer-facing and back office digital technologies between the comparable periods. In comparison, the Company recorded $108.2 million of total operating expenses in the third quarter of 2022. The $2.3 million, or 2.2%, decrease in total operating expenses between the third quarter of 2022 and the fourth quarter of 2022 was largely attributable to a $2.1 million, or 3.2%, decrease in salaries and employee benefits, a $0.5 million, or 3.8%, decrease in data processing and communications expenses and a $0.8 million decrease in acquisition-related expenses, partially offset by a $0.8 million, or 5.9%, increase in other expenses and a $0.3 million, or 3.0%, increase in occupancy and equipment expenses.

The effective tax rate for the fourth quarter of 2022 was 22.0% and 21.7% on a full-year basis, as compared to 23.0% and 21.4%, respectively, in the equivalent prior year periods. Excluding the impact of tax benefits related to stock-based compensation activity, the effective tax rate was 22.0% on a full-year basis, down from 22.3% for full year 2021.

The Company also provides supplemental reporting of its results on an “operating,” “adjusted” and “tangible” basis, from which it excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts), accretion on non-purchased credit deteriorated (“PCD”) loans, expenses associated with acquisitions, acquisition-related provision for credit losses, acquisition-related contingent consideration adjustments, litigation accrual expenses and unrealized gain (loss) on equity securities. In addition, the Company provides supplemental reporting for “adjusted pre-tax, pre-provision net revenues,” which subtracts the provision for credit losses, acquisition expenses, acquisition-related contingent consideration adjustments, litigation accrual expenses and unrealized gain (loss) on equity securities from income before income taxes. The amounts for such items are presented in the tables that accompany this release. Although these items are non-GAAP measures, the Company’s management believes this information helps investors and analysts measure underlying core performance and improves comparability to other organizations that have not engaged in acquisitions. Diluted adjusted net earnings per share were $1.00 in the fourth quarter of 2022, compared to $0.85 in the fourth quarter of 2021 and $0.94 in the third quarter of 2022. Adjusted pre-tax, pre-provision net revenue per share was $1.29 in the fourth quarter of 2022, compared to $1.09 in the fourth quarter of 2021 and $1.25 in the third quarter of 2022.

Financial Position

The Company’s total assets were $15.84 billion at December 31, 2022, representing a $283.0 million, or 1.8%, increase from one year prior and a $241.1 million, or 1.5%, increase from the end of the third quarter of 2022. The increase in the Company’s total assets during the prior twelve-month period was primarily driven by organic loan growth and the Elmira acquisition, partially offset by a decline in the pre-tax market value adjustment on the investment securities portfolio due to higher market interest rates. The book value of average interest-earning assets was up from $13.96 billion in the fourth quarter of 2021 to $14.87 billion in the fourth quarter of 2022, representing a $905.5 million, or 6.5%, increase. This included a $1.41 billion, or 19.3%, increase in average loans outstanding and a $1.29 billion, or 26.5%, increase in the average book value of investment securities, partially offset by a $1.79 billion decrease in average cash equivalents. Average deposit balances increased $348.4 million, or 2.7%, between the fourth quarter of 2021 and the fourth quarter of 2022.

On a linked quarter basis, the book value of average interest-earning assets increased $254.6 million, or 1.7%, due primarily to organic loan growth, partially offset by a decline in the book value of investment securities. The average book value of investment securities decreased $117.1 million, or 1.9%, during the quarter, as cash flows were used to pay down overnight borrowings, while average cash equivalents increased $0.8 million, or 3.0%, between linked quarters. Average loan balances increased $370.9 million, or 4.5%, during the quarter reflecting continued strong organic growth. Average loan balances for business lending, consumer indirect, consumer mortgage and home equity loans increased during the fourth quarter, while the average balance of consumer direct loans decreased. Average deposit balances decreased $154.4 million, or 1.2%, compared to the third quarter of 2022.

Ending loans at December 31, 2022 of $8.81 billion were $265.8 million, or 3.1%, higher than the third quarter of 2022 and $1.44 billion, or 19.5%, higher than one year prior. The increase in ending loans year-over-year was driven by increases in all loan categories due to net organic growth and the Elmira acquisition despite an $83.8 million decrease in PPP loans. Over the past twelve months, business lending loans increased $569.8 million, or 18.5%, consumer mortgage loans increased $456.4 million, or 17.9%, consumer indirect loans increased $349.9 million, or 29.4%, home equity loans increased $35.9 million, or 9.0%, and consumer direct loans increased $23.8 million, or 15.5%. The increase in loans outstanding on a linked quarter basis was driven by a $151.2 million, or 4.3%, increase in business lending loans, a $78.4 million, or 5.4%, increase in consumer indirect loans, a $37.0 million, or 1.2%, increase in consumer mortgage loans, and a $1.0 million, or 0.2%, increase in home equity loans, all of which reflected organic growth, partially offset by a $1.8 million, or 1.0%, decrease in consumer direct loans.

During the fourth quarter of 2022, the Company reclassified certain U.S. Treasury securities with a book value of $1.42 billion and market value of $1.08 billion from its available-for-sale investment securities portfolio to its held-to-maturity investment securities portfolio. While the reclassification had no economic, earnings, or regulatory capital impact, it enables the Company to more effectively manage overall capital levels if interest rates rise above year-end levels in the coming quarters.

The Company’s liquidity position remains strong. The Company’s banking subsidiary, Community Bank, N.A. (the “Bank”), maintains a funding base largely comprised of core noninterest-bearing demand deposit accounts and low cost interest-bearing checking, savings and money market deposit accounts with customers that operate, reside or work within its branch footprint. At December 31, 2022, the Company’s readily available sources of liquidity totaled $4.88 billion, including cash and cash equivalents balances, net of float, of $109.5 million. The Company also maintains an investment securities portfolio, comprised primarily of highly-liquid U.S. Treasury securities, highly-rated municipal securities and U.S. agency mortgage-backed securities, which totaled $5.22 billion at December 31, 2022, $3.20 billion of which was unpledged as collateral. The Bank’s unused borrowing capacity at the Federal Home Loan Bank of New York at December 31, 2022 was $1.08 billion and it had access to $490.5 million of funding availability at the Federal Reserve Bank’s discount window.

The Company’s management believes that its financial position remains strong. The Company’s capital planning and management activities, coupled with its historically strong earnings performance, diversified streams of revenue and prudent dividend practices, have allowed it to build and maintain strong capital reserves. Shareholders’ equity of $1.55 billion at December 31, 2022 was $549.1 million, or 26.1%, lower than one year ago despite strong earnings retention because of a $620.0 million decline in the after-tax market value adjustment on the Company’s investment securities portfolio due to higher market interest rates. Shareholders’ equity was up $90.5 million, or 6.2%, from the end of the third quarter of 2022, primarily driven by a $76.5 million increase in the after-tax market value adjustment on the Company’s investment securities portfolio.

At December 31, 2022, all of the Company’s and the Bank’s regulatory capital ratios significantly exceeded well-capitalized standards. More specifically, the Company’s tier 1 leverage ratio, a common measure used to evaluate a financial institution’s capital strength, was 8.79% at December 31, 2022, which substantially exceeds the regulatory well-capitalized standard of 5.0%. The Company’s shareholders’ equity to assets ratio (GAAP) was 9.80% at December 31, 2022, down from 13.51% at December 31, 2021, but up from 9.37% at September 30, 2022. The Company’s net tangible equity to net tangible assets ratio (non-GAAP) was 4.64% at December 31, 2022, down from 8.69% a year earlier, but up from 4.08% at the end of the third quarter of 2022. The decrease in the net tangible equity to net tangible assets ratio (non-GAAP) from one year prior was primarily driven by a $585.6 million, or 45.7%, decrease in tangible equity due to the aforementioned decline in the after-tax market value adjustment on the Company’s investment securities portfolio and a $38.5 million net increase in intangible assets primarily driven by the Elmira acquisition and a $246.5 million, or 1.7%, increase in tangible assets due primarily to the Elmira acquisition and organic loan growth. The increase in the net tangible equity to net tangible assets ratio (non-GAAP) from the third quarter of 2022 was driven by a $94.2 million, or 15.7%, increase in tangible equity, partially offset by a $244.7 million, or 1.7%, increase in tangible assets.

In December 2022 the Company’s Board of Directors (the “Board”) approved a stock repurchase program authorizing the repurchase of up to 2.70 million shares of the Company’s common stock during a twelve-month period starting January 1, 2023. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable regulatory and legal requirements. No shares have been repurchased under the 2023 authorization. As previously announced, in December 2021 the Board approved a stock repurchase program authorizing 2.70 million shares of the Company’s common stock during the twelve-month period starting January 1, 2022. There were 250,000 shares repurchased pursuant to the 2022 stock repurchase program, none of which occurred in the fourth quarter of 2022. The 2022 stock repurchase authorization expired on December 31, 2022.

Allowance for Credit Losses and Asset Quality

At December 31, 2022, the Company’s allowance for credit losses totaled $61.1 million, or 0.69%, of total loans outstanding. This compares to $60.4 million, or 0.71%, at the end of the third quarter of 2022 and $49.9 million, or 0.68%, at December 31, 2021. Reflective of a weaker economic forecast and an increase in loans outstanding, the Company recorded a $2.8 million provision for credit losses during the fourth quarter of 2022. The Company recorded net charge-offs of $2.1 million, or an annualized 0.09% of average loans, in the fourth quarter of 2022. This compares to net charge-offs of $1.7 million, or an annualized 0.09% of average loans, in the fourth quarter of 2021 and net charge-offs of $0.4 million, or an annualized 0.02% of average loans, in the third quarter of 2022. On a full-year basis, the Company recorded net charge-offs of $3.3 million, or 0.04% of average loans in 2022, as compared to $2.8 million, or 0.04% of average loans in 2021.

At December 31, 2022, nonperforming (90 or more days past due and non-accruing) loans increased slightly to $33.4 million, or 0.38%, of total loans outstanding compared to $32.5 million, or 0.38%, of total loans outstanding at the end of the third quarter of 2022, but declined from $45.5 million, or 0.62%, of total loans outstanding one year earlier. The decrease in nonperforming loans as compared to the end of the prior year was driven by the upgrade of several large business loans, primarily customers operating in the hospitality industry whose operations were temporarily negatively impacted by the pandemic, from nonaccrual status to accruing status during the first quarter of 2022.

Total delinquent loans, which includes nonperforming loans and loans 30 or more days delinquent, to total loans outstanding was 0.89% at the end of the fourth quarter of 2022. This compares to 1.00% at the end of the fourth quarter of 2021 and 0.71% at the end of the third quarter of 2022. The decrease from one year earlier was largely driven by the previously mentioned reclassification of certain business loans’ status from nonaccrual to accruing during the first quarter of 2022. Loans 30 to 89 days delinquent (categorized by the Company as delinquent but performing), which tend to exhibit seasonal characteristics, were 0.51% of total loans outstanding at December 31, 2022, up from 0.33% at the end of the third quarter of 2022 and 0.38% one year earlier.

Dividend Increase

During the fourth quarter of 2022, the Company declared a quarterly cash dividend of $0.44 per share on its common stock, up 2.3% from the $0.43 dividend declared in the fourth quarter of 2021, representing an annualized yield of 2.9% based upon the $60.87 closing price of the Company’s stock on January 23, 2023. The $0.01 increase in the quarterly dividend declared in the third quarter of 2022 marked the 30th consecutive year of dividend increases for the Company. “The payment of a meaningful and growing dividend is an important component of our commitment to provide consistent and favorable long term returns to our shareholders, and it reflects the continued strength of our current operating performance and capital position, and our confidence in the future of the Company,” said Mr. Tryniski.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today, January 24, 2023, to discuss the fourth quarter and full year 2022 results. The conference call can be accessed at 1-833-630-0464 (1-412-317-1809 if outside the United States and Canada). Investors may also listen live via the Internet at: https://app.webinar.net/bN142L42rDR.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: https://ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

About Community Bank System, Inc.

Community Bank System, Inc. operates more than 210 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $15.8 billion, the DeWitt, N.Y. headquartered company is among the country’s 125 largest banking institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or https://ir.communitybanksystem.com.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of CBU’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from its expectations: the macroeconomic and other challenges and uncertainties related to the COVID-19 pandemic, variants of COVID-19, related vaccine and booster rollouts, including the negative impacts and disruptions on public health, the Company’s corporate and consumer customers, the communities CBU serves, and the domestic and global economy, including various actions taken in response by governments, central banks and others, which may have an adverse effect on CBU’s business; current and future economic and market conditions, including the effects on housing prices, unemployment rates, high inflation, U.S. fiscal debt, budget and tax matters, geopolitical matters, and global economic growth; fiscal and monetary policies of the Federal Reserve Board; the effect of changes in the level of checking or savings account deposits and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; the effect on stock market prices on CBU’s fee income businesses, including its employee benefit services, wealth management, and insurance businesses; the successful integration of operations of its acquisitions; competition; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. For more information about factors that could cause actual results to differ materially from CBU’s expectations, refer to its reports filed with the Securities and Exchange Commission (“SEC”), including the discussion under “Risk Factors” as filed with the SEC and available on CBU’s website at https://ir.communitybanksystem.com and on the SEC’s website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and CBU undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	Quarter Ended		Year-to-Date
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Earnings
Loan income	$96,168	$76,909	$335,075	$308,355
Investment income	27,815	21,820	108,654	79,065
Total interest income	123,983	98,729	443,729	387,420
Interest expense	11,760	2,987	23,099	13,008
Net interest income	112,223	95,742	420,630	374,412
Acquisition-related provision for credit losses	0	0	3,927	0
Provision for credit losses	2,768	2,162	10,846	(8,839)
Net interest income after provision for credit losses	109,455	93,580	405,857	383,251
Deposit service and other banking fees	19,228	16,298	71,494	62,886
Mortgage banking	(205)	293	390	1,772
Wealth management and insurance services	15,680	16,946	71,477	67,232
Employee benefit services	29,023	30,395	115,408	114,328
Unrealized (loss) gain on equity securities	(20)	3	(44)	17
Total noninterest revenues	63,706	63,935	258,725	246,235
Salaries and employee benefits	64,103	63,094	257,339	241,501
Data processing and communications	13,645	12,880	54,099	51,003
Occupancy and equipment	10,673	9,803	42,413	41,240
Amortization of intangible assets	3,794	3,751	15,214	14,051
Litigation accrual	0	0	0	(100)
Acquisition-related contingent consideration adjustment	(700)	200	(300)	200
Acquisition expenses	353	568	5,021	701
Other	13,984	10,617	50,482	39,542
Total operating expenses	105,852	100,913	424,268	388,138
Income before income taxes	67,309	56,602	240,314	241,348
Income taxes	14,779	13,038	52,233	51,654
Net income	$52,530	$43,564	$188,081	$189,694
Basic earnings per share	$0.97	$0.80	$3.48	$3.51
Diluted earnings per share	$0.97	$0.80	$3.46	$3.48

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2022				2021
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Earnings
Loan income	$96,168	$88,434	$77,959	$72,514	$76,909
Investment income	27,815	27,441	28,216	25,182	21,820
Total interest income	123,983	115,875	106,175	97,696	98,729
Interest expense	11,760	5,481	3,034	2,824	2,987
Net interest income	112,223	110,394	103,141	94,872	95,742
Acquisition-related provision for credit losses	0	0	3,927	0	0
Provision for credit losses	2,768	5,061	2,111	906	2,162
Net interest income after provision for credit losses	109,455	105,333	97,103	93,966	93,580
Deposit service and other banking fees	19,228	18,364	17,008	16,894	16,298
Mortgage banking	(205)	171	269	155	293
Wealth management and insurance services	15,680	18,834	17,921	19,042	16,946
Employee benefit services	29,023	27,884	28,921	29,580	30,395
Unrealized (loss) gain on equity securities	(20)	(4)	(22)	2	3
Total noninterest revenues	63,706	65,249	64,097	65,673	63,935
Salaries and employee benefits	64,103	66,190	65,398	61,648	63,094
Data processing and communications	13,645	14,184	13,611	12,659	12,880
Occupancy and equipment	10,673	10,364	10,424	10,952	9,803
Amortization of intangible assets	3,794	3,837	3,851	3,732	3,751
Acquisition-related contingent consideration adjustment	(700)	0	400	0	200
Acquisition expenses	353	409	3,960	299	568
Other	13,984	13,201	12,780	10,517	10,617
Total operating expenses	105,852	108,185	110,424	99,807	100,913
Income before income taxes	67,309	62,397	50,776	59,832	56,602
Income taxes	14,779	13,706	10,971	12,777	13,038
Net income	$52,530	$48,691	$39,805	$47,055	$43,564
Basic earnings per share	$0.97	$0.90	$0.74	$0.87	$0.80
Diluted earnings per share	$0.97	$0.90	$0.73	$0.86	$0.80
Profitability
Return on assets	1.33%	1.24%	1.03%	1.22%	1.12%
Return on equity	14.12%	11.49%	9.16%	9.35%	8.30%
Return on tangible equity(2)	33.73%	23.76%	17.61%	15.63%	13.71%
Noninterest revenues/operating revenues (FTE)(1)	36.2%	37.2%	38.3%	40.9%	40.0%
Efficiency ratio	58.2%	59.3%	61.1%	59.6%	60.4%
Components of Net Interest Margin (FTE)
Loan yield	4.39%	4.22%	4.05%	3.99%	4.19%
Cash equivalents yield	2.83%	1.76%	0.65%	0.19%	0.15%
Investment yield	1.85%	1.80%	1.81%	1.74%	1.78%
Earning asset yield	3.34%	3.18%	2.97%	2.81%	2.83%
Interest-bearing deposit rate	0.26%	0.17%	0.12%	0.11%	0.12%
Borrowing rate	2.63%	1.34%	0.44%	0.33%	0.32%
Cost of all interest-bearing funds	0.47%	0.23%	0.13%	0.12%	0.13%
Cost of funds (includes DDA)	0.33%	0.16%	0.09%	0.09%	0.09%
Net interest margin (FTE)	3.02%	3.03%	2.89%	2.73%	2.74%
Fully tax-equivalent adjustment	$1,118	$1,118	$1,008	$830	$821

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2022				2021
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Average Balances
Loans	$8,704,051	$8,333,148	$7,725,107	$7,389,290	$7,297,576
Cash equivalents	26,501	25,730	472,671	930,882	1,813,910
Taxable investment securities	5,590,538	5,701,691	5,760,399	5,502,965	4,445,504
Nontaxable investment securities	545,679	551,610	513,506	413,268	404,251
Total interest-earning assets	14,866,769	14,612,179	14,471,683	14,236,405	13,961,241
Total assets	15,665,726	15,553,296	15,452,712	15,596,209	15,418,880
Interest-bearing deposits	8,982,442	9,142,333	9,268,859	9,101,664	8,896,562
Borrowings	879,194	481,657	310,674	318,193	314,610
Total interest-bearing liabilities	9,861,636	9,623,990	9,579,533	9,419,857	9,211,172
Noninterest-bearing deposits	4,198,086	4,192,615	4,061,738	3,968,197	3,935,586
Shareholders' equity	1,476,093	1,680,525	1,743,410	2,040,843	2,083,115
Balance Sheet Data
Cash and cash equivalents	$209,896	$247,391	$197,628	$1,020,926	$1,875,064
Investment securities	5,314,888	5,227,292	5,643,022	5,831,616	4,979,089
Loans:
Business lending	3,645,665	3,494,425	3,331,998	3,102,533	3,075,904
Consumer mortgage	3,012,475	2,975,521	2,903,822	2,592,586	2,556,114
Consumer indirect	1,539,653	1,461,235	1,309,753	1,176,373	1,189,749
Home equity	433,996	433,027	425,437	398,316	398,061
Consumer direct	177,605	179,399	173,686	152,445	153,811
Total loans	8,809,394	8,543,607	8,144,696	7,422,253	7,373,639
Allowance for credit losses	61,059	60,363	55,542	50,147	49,869
Goodwill and intangible assets, net	902,837	909,224	917,891	863,038	864,335
Other assets	659,695	727,396	640,138	538,197	510,399
Total assets	15,835,651	15,594,547	15,487,833	15,625,883	15,552,657
Deposits:
Noninterest-bearing	4,140,617	4,281,859	4,092,073	4,036,563	3,921,663
Non-maturity interest-bearing	7,964,983	8,296,993	8,268,649	8,388,800	8,061,174
Time	906,708	907,469	997,050	892,304	928,331
Total deposits	13,012,308	13,486,321	13,357,772	13,317,667	12,911,168
Borrowings	1,134,526	492,044	309,226	302,395	326,608
Subordinated notes payable	3,249	3,256	3,263	3,270	3,277
Accrued interest and other liabilities	133,863	151,763	155,876	150,448	210,797
Total liabilities	14,283,946	14,133,384	13,826,137	13,773,780	13,451,850
Shareholders' equity	1,551,705	1,461,163	1,661,696	1,852,103	2,100,807
Total liabilities and shareholders' equity	15,835,651	15,594,547	15,487,833	15,625,883	15,552,657
Capital and Other
Tier 1 leverage ratio	8.79%	8.78%	8.65%	9.09%	9.09%
Tangible equity/net tangible assets(2)	4.64%	4.08%	5.40%	6.98%	8.69%
Loan-to-deposit ratio	67.7%	63.4%	61.0%	55.7%	57.1%
Diluted weighted average common shares O/S	54,253	54,290	54,393	54,515	54,559
Period end common shares outstanding	53,737	53,736	53,734	53,913	53,878
Cash dividends declared per common share	$0.44	$0.44	$0.43	$0.43	$0.43
Book value	$28.88	$27.19	$30.92	$34.35	$38.99
Tangible book value(2)	$12.93	$11.18	$14.69	$19.16	$23.77
Common stock price (end of period)	$62.95	$60.08	$63.28	$70.15	$74.48

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2022				2021
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Asset Quality
Nonaccrual loans	$29,245	$28,076	$31,686	$32,213	$41,665
Accruing loans 90+ days delinquent	4,119	4,416	5,439	3,816	3,808
Total nonperforming loans	33,364	32,492	37,125	36,029	45,473
Other real estate owned (OREO)	503	527	619	416	718
Total nonperforming assets	33,867	33,019	37,744	36,445	46,191
Net charge-offs	2,054	358	383	539	1,708
Allowance for credit losses/loans outstanding	0.69%	0.71%	0.68%	0.68%	0.68%
Nonperforming loans/loans outstanding	0.38%	0.38%	0.46%	0.49%	0.62%
Allowance for credit losses/nonperforming loans	183%	186%	150%	139%	110%
Net charge-offs/average loans	0.09%	0.02%	0.02%	0.03%	0.09%
Delinquent loans/ending loans	0.89%	0.71%	0.75%	0.84%	1.00%
Provision for credit losses/net charge-offs	135%	1,415%	1,577%	168%	127%
Nonperforming assets/total assets	0.21%	0.21%	0.24%	0.23%	0.30%
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Pre-tax, pre-provision net revenue
Net income (GAAP)	$52,530	$48,691	$39,805	$47,055	$43,564
Income taxes	14,779	13,706	10,971	12,777	13,038
Income before income taxes	67,309	62,397	50,776	59,832	56,602
Provision for credit losses	2,768	5,061	6,038	906	2,162
Pre-tax, pre-provision net revenue (non-GAAP)	70,077	67,458	56,814	60,738	58,764
Acquisition expenses	353	409	3,960	299	568
Acquisition-related contingent consideration adjustment	(700)	0	400	0	200
Unrealized loss (gain) on equity securities	20	4	22	(2)	(3)
Adjusted pre-tax, pre-provision net revenue (non-GAAP)	$69,750	$67,871	$61,196	$61,035	$59,529

Pre-tax, pre-provision net revenue per share
Diluted earnings per share (GAAP)	$0.97	$0.90	$0.73	$0.86	$0.80
Income taxes	0.27	0.25	0.20	0.24	0.24
Income before income taxes	1.24	1.15	0.93	1.10	1.04
Provision for credit losses	0.06	0.10	0.12	0.01	0.04
Pre-tax, pre-provision net revenue per share (non-GAAP)	1.30	1.25	1.05	1.11	1.08
Acquisition expenses	0.00	0.00	0.07	0.01	0.01
Acquisition-related contingent consideration adjustment	(0.01)	0.00	0.01	0.00	0.00
Unrealized loss (gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Adjusted pre-tax, pre-provision net revenue per share (non-GAAP)	$1.29	$1.25	$1.13	$1.12	$1.09

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2022				2021
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Net income
Net income (GAAP)	$52,530	$48,691	$39,805	$47,055	$43,564
Acquisition expenses	353	409	3,960	299	568
Tax effect of acquisition expenses	(78)	(90)	(856)	(64)	(131)
Subtotal (non-GAAP)	52,805	49,010	42,909	47,290	44,001
Acquisition-related contingent consideration adjustment	(700)	0	400	0	200
Tax effect of acquisition-related contingent consideration adjustment	154	0	(86)	0	(46)
Subtotal (non-GAAP)	52,259	49,010	43,223	47,290	44,155
Acquisition-related provision for credit losses	0	0	3,927	0	0
Tax effect of acquisition-related provision for credit losses	0	0	(848)	0	0
Subtotal (non-GAAP)	52,259	49,010	46,302	47,290	44,155
Unrealized loss (gain) on equity securities	20	4	22	(2)	(3)
Tax effect of unrealized loss (gain) on equity securities	(4)	(1)	(5)	0	1
Operating net income (non-GAAP)	52,275	49,013	46,319	47,288	44,153
Amortization of intangibles	3,794	3,837	3,851	3,732	3,751
Tax effect of amortization of intangibles	(833)	(843)	(832)	(797)	(864)
Subtotal (non-GAAP)	55,236	52,007	49,338	50,223	47,040
Acquired non-PCD loan accretion	(1,138)	(1,397)	(1,023)	(734)	(812)
Tax effect of acquired non-PCD loan accretion	250	307	221	157	187
Adjusted net income (non-GAAP)	$54,348	$50,917	$48,536	$49,646	$46,415

Return on average assets
Adjusted net income (non-GAAP)	$54,348	$50,917	$48,536	$49,646	$46,415
Average total assets	15,665,726	15,553,296	15,452,712	15,596,209	15,418,880
Adjusted return on average assets (non-GAAP)	1.38%	1.30%	1.26%	1.29%	1.19%

Return on average equity
Adjusted net income (non-GAAP)	$54,348	$50,917	$48,536	$49,646	$46,415
Average total equity	1,476,093	1,680,525	1,743,410	2,040,843	2,083,115
Adjusted return on average equity (non-GAAP)	14.61%	12.02%	11.17%	9.87%	8.84%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2022				2021
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data (continued)
Earnings per common share
Diluted earnings per share (GAAP)	$0.97	$0.90	$0.73	$0.86	$0.80
Acquisition expenses	0.00	0.00	0.07	0.01	0.01
Tax effect of acquisition expenses	0.00	0.00	(0.02)	0.00	0.00
Subtotal (non-GAAP)	0.97	0.90	0.78	0.87	0.81
Acquisition-related contingent consideration adjustment	(0.01)	0.00	0.01	0.00	0.00
Tax effect of acquisition-related contingent consideration adjustment	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.96	0.90	0.79	0.87	0.81
Acquisition-related provision for credit losses	0.00	0.00	0.07	0.00	0.00
Tax effect of acquisition-related for provision credit losses	0.00	0.00	(0.01)	0.00	0.00
Subtotal (non-GAAP)	0.96	0.90	0.85	0.87	0.81
Unrealized loss (gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Tax effect of unrealized loss (gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Operating diluted earnings per share (non-GAAP)	0.96	0.90	0.85	0.87	0.81
Amortization of intangibles	0.07	0.07	0.07	0.07	0.07
Tax effect of amortization of intangibles	(0.02)	(0.02)	(0.02)	(0.02)	(0.02)
Subtotal (non-GAAP)	1.01	0.95	0.90	0.92	0.86
Acquired non-PCD loan accretion	(0.02)	(0.02)	(0.02)	(0.01)	(0.01)
Tax effect of acquired non-PCD loan accretion	0.01	0.01	0.01	0.00	0.00
Diluted adjusted net earnings per share (non-GAAP)	$1.00	$0.94	$0.89	$0.91	$0.85

Noninterest operating expenses
Noninterest expenses (GAAP)	$105,852	$108,185	$110,424	$99,807	$100,913
Amortization of intangibles	(3,794)	(3,837)	(3,851)	(3,732)	(3,751)
Acquisition expenses	(353)	(409)	(3,960)	(299)	(568)
Acquisition-related contingent consideration adjustment	700	0	(400)	0	(200)
Total adjusted noninterest expenses (non-GAAP)	$102,405	$103,939	$102,213	$95,776	$96,394

Efficiency ratio
Adjusted noninterest expenses (non-GAAP) - numerator	$102,405	$103,939	$102,213	$95,776	$96,394
Tax-equivalent net interest income	113,341	111,512	104,149	95,702	96,563
Noninterest revenues	63,706	65,249	64,097	65,673	63,935
Acquired non-PCD loan accretion	(1,138)	(1,397)	(1,023)	(734)	(812)
Unrealized loss (gain) on equity securities	20	4	22	(2)	(3)
Operating revenues (non-GAAP) - denominator	175,929	175,368	167,245	160,639	159,683
Efficiency ratio (non-GAAP)	58.2%	59.3%	61.1%	59.6%	60.4%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2022				2021
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Balance sheet data
Total assets
Total assets (GAAP)	$15,835,651	$15,594,547	$15,487,833	$15,625,883	$15,552,657
Intangible assets	(902,837)	(909,224)	(917,891)	(863,038)	(864,335)
Deferred taxes on intangible assets	46,130	48,893	45,349	43,968	44,160
Total tangible assets (non-GAAP)	$14,978,944	$14,734,216	$14,615,291	$14,806,813	$14,732,482

Total common equity
Shareholders' equity (GAAP)	$1,551,705	$1,461,163	$1,661,696	$1,852,103	$2,100,807
Intangible assets	(902,837)	(909,224)	(917,891)	(863,038)	(864,335)
Deferred taxes on intangible assets	46,130	48,893	45,349	43,968	44,160
Total tangible common equity (non-GAAP)	$694,998	$600,832	$789,154	$1,033,033	$1,280,632

Shareholders’ equity-to-assets ratio at quarter end
Total shareholders’ equity (GAAP) - numerator	$1,551,705	$1,461,163	$1,661,696	$1,852,103	$2,100,807
Total assets (GAAP) - denominator	15,835,651	15,594,547	15,487,833	15,625,883	15,552,657
Net shareholders’ equity-to-assets ratio at quarter end (GAAP)	9.80%	9.37%	10.73%	11.85%	13.51%

Net tangible equity-to-assets ratio at quarter end
Total tangible common equity (non-GAAP) - numerator	$694,998	$600,832	$789,154	$1,033,033	$1,280,632
Total tangible assets (non-GAAP) - denominator	14,978,944	14,734,216	14,615,291	14,806,813	14,732,482
Net tangible equity-to-assets ratio at quarter end (non-GAAP)	4.64%	4.08%	5.40%	6.98%	8.69%

(1) Excludes unrealized gain (loss) on equity securities.

(2) Includes deferred tax liabilities related to certain intangible assets.

# # #